UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2011

Commission File Number: 333-146744

CAPSALUS CORP.
(Exact Name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2675 Paces Ferry Road Suite 100
Atlanta, GA 30339
(Address of principal executive offices)

888-400-7179
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On January 26, 2011, Capsalus Corp. (“Capsalus”) acquired all of the issued and outstanding capital stock of Guava Senior Home & Healthcare Services, Inc., a Delaware corporation, and Guava Franchising, Inc. a Delaware corporation ( collectively referred to herein as “Guava”),  pursuant to that certain Stock Purchase Agreement by and between Capsalus and Mary S. Schreiber, PhD. (“Schreiber”), the sole owner of Guava (the “Purchase Agreement”). In accordance with the Purchase Agreement, Capsalus issued to Schreiber 7,000,000 shares of restricted common stock. Pursuant to the Agreement, Capsalus executed an Earn-Out Agreement with Schreiber, providing for Schreiber to acquire, over a period ending December 31, 2013, an additional 5,000,000 shares of common stock for each $5,000,000 of gross revenue achieved by Guava, up to an aggregate of an additional 20,000,000 shares of its common stock over such period of time.

A copy of the Purchase Agreement and the Earn-Out Agreement are included in this current report on Form 8-K as Exhibit 10.1 and 10.2, respectively.

Guava® specializes in providing non-medical and medical home health care services, non-medical and medical staffing services, as well as offering related services and ancillary goods such as Phillips Lifeline products. This includes personal hygiene, bathing, light housekeeping, medication reminders, meal preparation, transportation, transitional care, care management, long-term care and 24-hour live-in support. The model also includes the provision of nurses, doctors, occupational therapy, physical therapy, a pharmaceutical consultant and blood draws. This allows for more revenue streams to capitalize on all aspects of healthcare.

Care is not limited to seniors.  Transitional care for outbound surgery patients, new mother’s, disabled individuals, home from the hospital care and corporations needing coverage for employees “loved ones” keeping employees on the job at no out of pocket expense.

Guava® has also established a national franchising company based on the success of the healthcare model allowing an individual to make a difference in the community and gain financial independence. Guava® Franchising, Inc optimizes on both the medical and non-medical markets. As research indicates the aging market is expanding with over 35 million individuals over the age of 65.  When the baby boomer generation begins reaching retirement age in 2010, the number of older Americans in need of care will be significant. According to the U.S. Census Bureau, by 2030 there will be over 70 million Americans aged 65 and older, more than twice their number in 1995. Private pay clients, Medicare, Medicaid, Major Insurance Companies, Federal, State, National and local contracts to whom the services are marketed include individuals of varying needs within their homes or similar living situations. After the client’s needs are evaluated, a customized care plan is designed to match the client or the client’s family member with a qualified, pre-screened employee who is compatible with the client’s in home healthcare needs.

Item 2.01   Completion of Acquisition or Disposition of Assets.

The information included in Item 1.01 of this Form 8-K relating to Guava® is incorporated by reference into this Item 2.01.

Item 3.02   Unregistered Sales of Equity Securities.

On January 26, 2011,  pursuant to the Purchase Agreement, Capsalus issued 7,000,000 shares of its common stock to Schreiber in exchange for all of the issued and outstanding capital  stock of Guava.

Schreiber is a sophisticated investor who had the opportunity to review all of Capsalus SEC filings and to discuss with the officers and directors of Capsalus the business and financial activities of Capsalus. Schreiber acquired her shares for investment and not with a view toward distribution. All of the stock certificates issued to Schreiber have been affixed with an appropriate legend restricting sales and transfers. Therefore, based on the foregoing, Capsalus has issued the shares in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D, thereunder.

Section 7- Regulation FD

Item 7.01  Regulation FD Disclosure.

A press release, dated January 26, 2011, regarding the acquisition of Guava Senior Home & Healthcare Services, Inc is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits.

10.1	Stock Purchase Agreement by and between Capsalus and the Sole Shareholder of Guava Senior Home and Healthcare Services, Inc. and Guava Franchising, Inc. dated January 26, 2011.

10.2	Earn-Out Agreement between Capsalus and Mary S. Schreiber dated January 26, 2011.

99.1	Press Release dated January 26, 2011.

SIGNATURE

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CAPSALUS CORP. (Registrant)
Date: February 17, 2011	By:	/s/ Kevin P. Quirk
Kevin P. Quirk, Chief Executive Officer